EXHIBIT 99.4
PREDIX PHARMACEUTICALS HOLDINGS, INC.
4 Maguire Road
Lexington, MA 02421
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
          , 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
PREDIX PHARMACEUTICALS HOLDINGS, INC.
The undersigned stockholder(s) of Predix Pharmaceuticals Holdings, Inc., a Delaware corporation, hereby revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on             , 2006 at 9:00 a.m., local time, at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts and the joint proxy statement/prospectus, each dated            , 2006, and hereby appoints              and             , and each of them, as proxies and attorneys-in-fact of the undersigned, each with full power of substitution, with full authority to vote on behalf of the undersigned at the Special Meeting of Stockholders of Predix Pharmaceuticals Holdings, Inc. and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the following manner:
1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 3, 2006, by and among EPIX Pharmaceuticals, Inc., EPIX Delaware, Inc., a wholly-owned subsidiary of EPIX, and Predix Pharmaceuticals Holdings, Inc., and approve the merger of Predix Pharmaceuticals Holdings, Inc. with and into EPIX Delaware, Inc.

☐	FOR	☐	AGAINST	☐	ABSTAIN
2.	Proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Special Meeting to approve and adopt the merger agreement and to approve the merger.

☐	FOR	☐	AGAINST	☐	ABSTAIN
It is not expected that any matters other than those described in the accompanying joint proxy statement/prospectus will be presented at the Special Meeting. If any other matters are presented, the proxies are authorized to vote upon such other matters in accordance with their discretion.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.
Please date this proxy and sign your name exactly as it appears below. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority. In the case of shares owned by a corporation, an authorized officer should sign and state his or her title. In the case of shares owned by a partnership, an authorized partner or other person should sign. Please return the signed proxy in the enclosed envelope.
Please be sure to sign and date this Proxy

, 2006

Authorized Signature(s)	Date

, 2006

Authorized Signature(s)	Date
     Please print the name(s) appearing on each share certificate(s) over which you have voting authority: (Print name(s) on certificate(s)).